VIASPACE INC. REPORTS FOURTH QUARTER AND
YEAR-END 2008 FINANCIAL RESULTS

Reports $1 Million in Revenues for Fourth Quarter

PASADENA, CA —April 1, 2009—VIASPACE Inc. (OTCBB: VSPC), an alternative energy company providing products and technology for renewable and clean energy, announced financial results for the fourth quarter and year ended December 31, 2008.

Revenues for the quarter were $1,073,000, including $866,000 related to the acquisition of Inter-Pacific Arts, Inc. (“IPA”) during the quarter, compared to $71,000 in fourth-quarter 2007, an increase of $1,002,000. Gross profit for the quarter was $647,000, including $617,000 related to the IPA acquisition, compared to $5,000 for fourth-quarter 2007, an increase of $642,000.

Financial contributions reported that relate to the IPA acquisition were subsequent to the close of the acquisition on October 21, 2008, and reflect partial-quarter accounting.

Operating expenses for the fourth quarter of 2008 were $2,923,000 and included $168,000 in research and development (R&D) expense and $2,775,000 in selling, general and administrative expense (SG&A). Included in operating expenses for the 2008 fourth quarter was $508,000 of stock-based compensation expense. Fourth quarter of 2007 operating expenses was $1,413,000 and included $235,000 in R&D expense and $1,178,000 in SG&A expense. Included in operating expenses for the 2007 fourth quarter was $769,000 of stock-based compensation expense. Loss from operations for the quarter was $2,276,000, compared to an operating loss of $1,408,000 in fourth- quarter 2007.

For the quarter, other expense, net, including minority interest in consolidated subsidiaries, was $38,000, compared to other income, net, of $472,000 that included a $452,000 gain on the sales of marketable securities in fourth-quarter 2007.

For the quarter the Company recorded a $261,000 gain from discontinued operations related to a sale of the Company’s security business assets, compared to a $371,000 loss for comparable discontinued operations in fourth-quarter 2007.

Net loss for the quarter was $2,053,000, or less than $(0.01) per share, compared to a net loss of $1,307,000, or less than $(0.01) per share, for fourth-quarter 2007.

Revenue for the year ended December 31, 2008, was $1,429,000, including $866,000 from the IPA acquisition, compared to $253,000 for 2007. Gross profit for 2008 was $812,000, including $617,000 from the IPA acquisition, compared to $96,000 for 2007.

Operating expenses for 2008 were $9,869,000 and included $1,148,000 million in R&D expense and $8,721,000 in SG&A expense. Included in operating expenses was $3,117,000 of stock-based compensation expense. Operating expenses for 2007 were $6,374,000 and included $1,041,000 in R&D expense. Operating expenses for 2007 included $3,147,000 in stock-based compensation expense. Loss from operations in 2008 was $9,057,000, compared to a loss from operations of $6,278,000 in 2007.

For 2008, other income, net, was $172,000 and included minority interests in consolidated subsidiaries. For 2007, other expense, net, was $1,269,000, composed primarily of accounting charges related to the derivative nature of convertible debentures that were restructured in 2007.

For 2008 the Company recorded a $932,000 loss from discontinued operations related to a sale of the Company’s security business assets, compared with a $1,362,000 loss for comparable discontinued operations in 2007.

Net loss for 2008 was $9,817,000, or $(0.02) per share, compared to a net loss of $8,909,000, or $(0.03) per share, in 2007.

The Company also reported consolidated cash and cash equivalents on its consolidated balance sheet at December 31, 2008 of $2,666,000. In addition, the Company had positive cash flows from operations for 2008 of $24,000.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: “Fourth-quarter 2008 results reflect not only the partial-quarter benefits of the IPA acquisition but also the impact of the sale of the unprofitable security business during fourth quarter. As a result, we expect consolidated revenue and net results to show relative and substantial improvement in 2009, compared to 2008, especially since IPA’s full-quarter financial contributions will be accounted for beginning first-quarter 2009.

“From a strategic, longer-term standpoint, and as we anticipated, the IPA acquisition is generating cash that is being invested in expanding our capability to supply renewable, low-carbon energy sources in the form of fast-growing cellulosic grass that doesn’t interfere or compete with food-related agriculture,” Kukkonen continued. “And from a liquidity perspective, we expect to generate net positive cash flow for full-year 2009 and close the year with an improved cash position. Achievement of this objective would lay the groundwork for stronger growth in 2010, not only in renewable energy but also our fuel cell business.”

About VIASPACE Inc.: VIASPACE is an alternative energy company providing products and technology for renewable and clean energy that reduce or eliminate dependence on fossil and high-risk-pollutant energy sources. The Company provides raw material for cellulosic biofuels and develops and markets fuel cell cartridges, products and technology. VIASPACE subsidiary Direct Methanol Fuel Cell Corporation owns a portfolio of fuel cell patents licensed from Pasadena-based California Institute of Technology (Caltech), which manages NASA’s Jet Propulsion Laboratory, where the direct methanol fuel cell was invented. For more information, please see www.VIASPACE.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement: Information in this news release and include forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2008, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.